Exhibit 99.1

Contacts:

Michael Earley	Al Palombo
Metropolitan Health Networks	Cameron Associates
Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 245-8800 Ext. 209
mearley@metcare.com	al@cameronassoc.com

METROPOLITAN HEALTH NETWORKS REPORTS 2008 SECOND QUARTER RESULTS

Company Delivers 91% Increase in Earnings for First Half of 2008 Over 2007

WEST PALM BEACH, FL, AUGUST 5, 2008 - Metropolitan Health Networks, Inc. (AMEX: MDF), a leading provider of healthcare services in Florida, today announced financial results for the six months and quarter ended June 30, 2008.

On July 28, 2008 the company reported that in the three months ended June 30, 2008, the company’s Medicare Advantage HMO and its PSN realized retroactive mid-year Medicare Risk Adjustment (“MRA”) premium increases totaling $6.6 million resulting from improved risk scores. Approximately half of this increase applied to premiums earned in the first half of 2008. As a result, the retroactive premium payments for the first quarter of 2008 were higher than the company’s estimate of $500,000 at March 31, 2008, and had a significant impact in the second quarter of 2008 on both revenue and the medical expense ratio (“MER”). On a segment basis, the retroactive mid-year premium increases were $5.8 million and $848,000 for the PSN and HMO, respectively.

Six Months Year to Date Financial Highlights:

For the six months ended June 30, 2008, the company’s revenue totaled $158.2 million compared to $138 million in the prior year period, an increase of 14.6%. Net income was $3.4 million compared to $1.8 million for the same period of 2007, an increase of 91%. Fully diluted earnings per share were $0.06 and $0.03 for the six months ended June 30, 2008 and 2007, respectively.

Year to date results for the company’s core PSN business includes a segment gain of $13.6 million before allocated overhead and income taxes. This compares to a $13.1 million segment gain before allocated overhead and income taxes in the prior year period. The company’s HMO realized a year to date segment loss of $3.3 million before allocated overhead and income taxes, which compares to a segment loss of $5.6 million before allocated overhead and income taxes for the same period last year. As discussed below, the Company has entered into a definitive agreement for the sale of its HMO. Corporate overhead for the first six months of 2008 totaled $4.9 million compared to $4.5 million for the same period in 2007.

Second Quarter Financial Highlights:

The company recognized revenue of $82.2 million for the second quarter as compared to $69.9 million in the 2007 second-quarter, a 17.6% increase. Net income for the 2008-second quarter was $3.7 million or $0.07 per share, diluted as compared to $1.5 million or $0.03 per share, diluted for the same quarter last year.

The company’s PSN realized a segment gain of $8.9 million before allocated overhead and income taxes in the 2008 second-quarter. This compares to a segment gain of $6.6 million before allocated overhead and income taxes in the prior year’s second quarter. The company’s HMO realized a segment loss of $690,000 before allocated overhead and income taxes, which compares to a segment loss of $1.7 million before allocated overhead and income taxes in the second quarter of 2007. Corporate overhead for the second quarter totaled $2.3 million in both 2008 and 2007.

Customer Information:

The number of Medicare Advantage customers increased by 2,700 between June 2007 and June 2008 to 33,100 as of June 30, 2008. Total customers at June 30, 2008 for each of the Company’s segments were approximately 25,700 for the core PSN business and 7,400 for the Medicare Advantage HMO launched mid-year 2005. Customer months, the combined total customers for each month of the measurement period, increased to 99,400 in the second quarter of 2008, up from 91,800 in the 2007 period.

Medical Expense Ratio Highlights:

The company’s consolidated MER decreased from 87.9% in the first half of 2007 to 87.7% in the first six months of 2008. The MER for the PSN business segment was 86.9% in the first six months of both 2008 and 2007. The HMO’s MER decreased to 90.5% in the six months ended Junes 30, 2008 compared to 92.4% for the same period in 2007.

Balance Sheet Highlights:

Cash and equivalents at June 30, 2008 totaled $37.5 million as compared to $38.7 million at December 31, 2007. The company had a working capital surplus that increased to approximately $35.1 million at quarter end, compared to a surplus of approximately $29.2 million as of December 31, 2007. The mid-year adjustments totaling approximately $6.6 million discussed above were accrued at June 30 and subsequently received in July. The company has no outstanding debt and stockholders’ equity totaled $42.4 million at June 30, 2008.

Sale of the HMO:

As announced on June 30, the company is selling its HMO to Humana for an estimated $14 million, the transaction expected to close by October 1, 2008. In the transaction, the company is retaining the opportunity to provide care for the HMO’s customers, today numbering about 7,400. Metropolitan Health Networks is transitioning the HMO’s business into its core PSN, or Provider Service Network, business and is significantly expanding its relationship and opportunity with Humana in the 13 counties in which the HMO operates. The company expects to work in conjunction with Humana in exploring new opportunities in additional counties.

In the course of analyzing the proposed sale of the HMO, the company developed a range of projections regarding its future operating performance after giving effect to the proposed sale of the HMO and Metropolitan’s entry into new risk provider agreements with Humana. Based upon these projections, the company believes that the sale of the HMO and the new risk provider agreements offer it an opportunity to immediately improve upon its potential to generate positive income from operations in future periods. Most notably, the company projects that by utilizing Humana’s existing contracts with various service providers, the new provider risk arrangements will reduce the cost of providing medical services. It is also believed that the reduced revenue per customer per month associated with the new provider risk arrangements will be more than offset by projected medical cost savings, elimination of a significant portion of the HMO sales and administrative costs, and reductions in corporate overhead, which, the company expects, should enhance its potential to generate income from operations.

Michael Earley, Chairman and Chief Executive Officer of Metropolitan Health Networks, Inc., commented, “We are very pleased with our 2008 first half report. The mid-year risk adjustment payments brought our premium levels to expected levels that are more reflective of our continuing commitment to proper risk coding.  The MER performance in our core PSN business continues to be very good and the MER of the HMO continues to improve, as we continue to bring down our overhead spending.”

Continuing, Earley noted, “2008 is shaping up to be a year of transformation for Metropolitan as we move forward with the sale to Humana of our HMO and the conversion its 7,400 customers into our PSN customers.   The sale expands our Humana-contracted market from 5 Florida counties to 18, significantly increasing the potential for growth in both of our organizations. We are once again refocusing our business, our expertise and our resources on our core competencies while expanding our market area and our opportunities.   As our balance sheet continues to strengthen it will provide the resources necessary to take advantage of this new footprint.”

Conference Call Information:

Metropolitan Health Networks will hold a conference call to review its second quarter 2008 results on Tuesday, August 5, 2008 at 11:00 a.m. Eastern. The call will be hosted by Michael Earley, Chairman and Chief Executive Officer. Interested parties may access the conference call by dialing the following numbers: (866) 680-0893 (domestic) or 617-213-4859 (international), pass code # 16942500. The call will also be available via web cast at www.metcare.com, http://www.streetevents.com, http://www.fulldisclosure.com

Participants may pre-register for the call at
https://www.theconferencingservice.com/prereg/key.process?key=PP7CMCVPQ. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

If you are unable to participate, an audio replay of the call will be available beginning two hours after the call and will be available until 11:59 p.m. on August 12, 2008, by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international) using confirmation pass code 30673608.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metcare.com.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) the risk that the sale of the HMO to Humana will not be completed for a variety of reasons, including, but not limited to, an inability to obtain necessary governmental approvals and third party consents and the occurrence of an event which has a material adverse effect on the HMO; (ii) our ability to meet our cost projections under the IPA; (iii) our failure to accurately estimate incurred but not reported medical benefits expense; (iv) pricing pressures exerted on us by managed care organizations and the level of payments we receive under governmental programs or from other payors; (v) future legislation and changes in governmental regulations; (vi) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (vii) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts; (viii) our ability to successfully operate the HMO  prior to the closing of its sale to Humana and, if such sale does not occur, our ability to continuously increase enrollment and effectively manage expenses in our HMO. The company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

Financial Tables to Follow

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS	June 30, 2008 (unaudited)	December 31, 2007
CURRENT ASSETS
Cash and equivalents, including $14.8 million in 2008 and $13.0 million in 2007 statutorily limited to use by the HMO	$37,523,151	$38,682,186
Accounts receivable, net	239,210	1,563,370
Due from Humana	5,434,152	-
Inventory	289,192	196,154
Prepaid expenses	1,332,214	739,307
Assets of HMO subsidiary held for sale, excluding cash of $14.8 million	3,466,410	-
Deferred income taxes	1,118,887	2,905,755
Other current assets	76,371	676,980
TOTAL CURRENT ASSETS	49,479,587	44,763,752

PROPERTY AND EQUIPMENT, net	1,363,890	2,181,119
INVESTMENT	688,997	688,997
GOODWILL, net	2,587,332	2,585,857
DEFERRED INCOME TAXES	1,200,000	1,403,082
OTHER INTANGIBLE ASSETS, net	1,360,371	1,588,498
OTHER ASSETS	92,143	599,742
TOTAL ASSETS	$56,772,320	$53,811,047

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$499,076	$1,461,668
Estimated medical expenses payable	-	7,016,632
Due to CMS	-	2,695,087
Accrued payroll and payroll taxes	1,745,909	2,546,295
Due to Humana	-	753,466
Liabilities of HMO subsidiary held for sale	10,508,119	-
Accrued expenses	1,595,872	1,071,920
TOTAL CURRENT LIABILITIES	14,348,976	15,545,068

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, par value $.001 per share; stated value $100 per share;
10,000,000 shares authorized; 5,000 issued and outstanding, with a
liquidation preference of $529,167 and $516,667 in 2008 and 2007, respectively	500,000	500,000
Common stock, par value $.001 per share; 80,000,000 shares authorized;
51,992,282 and 51,556,732 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	51,992	51,557
Additional paid-in capital	44,102,050	43,311,741
Accumulated deficit	(2,230,698)	(5,597,319)
TOTAL STOCKHOLDERS' EQUITY	42,423,344	38,265,979
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$56,772,320	$53,811,047

METROPOLITAN HEALTH NETWORKS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended June 30,		Three Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUE:	$158,225,536	$138,038,090	$82,211,038	$69,936,634

MEDICAL EXPENSE:
Medical claims expense	132,450,182	115,810,183	67,213,177	58,316,918
Medical center costs	6,389,936	5,479,700	3,238,402	2,788,620
Total Medical Expense	138,840,118	121,289,883	70,451,579	61,105,538
GROSS PROFIT	19,385,418	16,748,207	11,759,459	8,831,096

OPERATING EXPENSES:
Payroll, payroll taxes and benefits	7,014,102	6,703,455	3,261,665	3,376,485
Marketing and advertising	1,600,527	2,031,701	232,424	422,432
General and administrative	5,582,621	5,693,440	2,451,525	2,702,062
Total Operating Expenses	14,197,250	14,428,596	5,945,614	6,500,979
OPERATING INCOME	5,188,168	2,319,611	5,813,845	2,330,117

OTHER INCOME (EXPENSE):
Interest income	225,917	707,245	144,850	326,015
Other income (expense)	(6,416)	(17,221)	(9,279)	(19,769)
Total other income (expense)	219,501	690,024	135,571	306,246

INCOME BEFORE INCOME TAX EXPENSE	5,407,669	3,009,635	5,949,416	2,636,363

INCOME TAX EXPENSE:	2,041,048	1,250,400	2,244,898	1,105,400
NET INCOME	$3,366,621	$1,759,235	$3,704,518	$1,530,963

NET EARNINGS PER COMMON SHARE:
Basic	$0.07	$0.03	$0.07	$0.03
Diluted	$0.06	$0.03	$0.07	$0.03